EXHIBIT 10.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

Dated as of July 14, 2026

by and between

LITIAL LTD, a private company limited by shares organized under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, with its registered office at 21st Floor, CMA Building, 64 Connaught Road Central, Hong Kong (“Seller” or “Litial”)

and

SADOT GROUP INC., a corporation organized under the laws of the State of Nevada, United States of America, with principal offices at 295 E Renfro Street, Suite 209, Burleson, Texas 76028 (Nasdaq: SDOT) (“Buyer” or “Sadot”)

Seller and Buyer are each a “Party” and together the “Parties”.

RECITALS

WHEREAS, Seller is the sole and exclusive owner of certain software, source code, models, data pipelines, technical documentation and related intellectual property, marketed under the name “TradeIQ”, consisting of a predictive-intelligence software layer designed to operate alongside commodity trading and risk management (“CTRM”) platforms (the “Purchased IP”, more fully defined in Schedule A);

WHEREAS, Buyer wishes to acquire all right, title and interest in and to the Purchased IP, on the terms and subject to the conditions of this Agreement;

WHEREAS, the Purchased IP has been or will be developed entirely on a clean-room basis by personnel engaged by Seller for that purpose, free of any third-party encumbrance other than as expressly disclosed in Schedule B;

WHEREAS, the Parties have agreed that the equity portion of the consideration will be paid in (i) Common Stock of Buyer and (ii) a new series of non-voting, non-convertible preferred stock of Buyer designated as the “Series C Non-Voting Non-Convertible Preferred Stock” (the “Series C Preferred”), to be authorized pursuant to a Certificate of Designation filed by Buyer with the Secretary of State of Nevada on or before the Closing Date in the form attached as Schedule H;

WHEREAS, the Parties acknowledge that the Series C Preferred is structured as non-voting, non-convertible at issuance, and perpetual (with no mandatory redemption obligation and no right of holders to require cash redemption other than upon an Insolvency Event of Buyer) in order to (a) preserve Buyer’s representations to The Nasdaq Stock Market LLC in its Compliance Plan letter dated June 22, 2026 regarding the non-convertibility-by-design of legacy acquisition-consideration instruments, (b) avoid the Series C Preferred being counted toward, or triggering, the change-of-control aggregation threshold under Nasdaq Listing Rule 5635(b) or the share-issuance approval threshold under Nasdaq Listing Rule 5635(d) at the time of issuance, and (c) qualify the Series C Preferred as equity (and not as a liability or as mezzanine/temporary equity) on the financial statements of both Parties under U.S. generally accepted accounting principles (including ASC 480, Distinguishing Liabilities from Equity) and equivalent international standards;

WHEREAS, the Parties record that this is an arm’s-length transaction and that, as of the Contract Date, neither Party is a related party of the other within the meaning of Item 404 of Regulation S-K of the U.S. Securities and Exchange Commission;

NOW, THEREFORE, in consideration of the mutual covenants set out below, the Parties agree as follows.

1. DEFINITIONS

In this Agreement:

“Affiliate” means, with respect to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with that Party.

“Assignee” has the meaning given in Clause 13.2.

“Business Day” means a day other than a Saturday, Sunday or public holiday in Hong Kong or the State of Texas, USA.

“Certificate of Designation” means the Certificate of Designation, Preferences, Rights and Limitations of Series C Non-Voting Non-Convertible Preferred Stock of Sadot Group Inc., to be filed with the Secretary of State of Nevada on or before the Closing Date, substantially in the form set out in Schedule H.

“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with Clause 4.

“Closing Date” means July 14, 2026, or such other date as the Parties may mutually agree in writing.

“Common Stock” means the common stock of Buyer, par value $0.0001 per share.

“Consideration Shares” means the two hundred thousand 200,000 shares of Common Stock to be issued by Buyer to Seller (or its Assignees) at Closing pursuant to Clause 3.3.

“Contract Date” means July 14, 2026, the date this Agreement is executed by both Parties.

“Delivery Date” means the date, no later than twenty-one (21) calendar days after the Contract Date, on which Seller completes delivery of the Purchased IP to Buyer in accordance with Clause 4.5.

“Encumbrance” means any lien, charge, security interest, mortgage, pledge, claim, license, option, right of first refusal, or other restriction of any kind.

“Exchange Cap” has the meaning given in Clause 3.5.

“Preferred Consideration Shares” means the three thousand nine hundred fifty (3,950) shares of Series C Preferred to be issued by Buyer to Seller (or its Assignees) at Closing pursuant to Clause 3.4, with a Stated Value of US$1,000 per share and an aggregate Stated Value of US$3,950,000.

“Purchased IP” means the items set out in Schedule A, including all source code, object code, models, model weights, training data sets, documentation, know-how, trade secrets, copyrights, trademarks (including the “TradeIQ” name and any associated logos), domain names, and any patents or patent applications.

“Reference Price” means US$10.00 per share, the fixed agreed value of each Consideration Share for purposes of allocating the Purchase Price.

“Required Holders” means, at any time, the holders of a majority of the then-outstanding shares of Series C Preferred.

“Seller’s Knowledge” means the actual knowledge, after reasonable inquiry, of the directors of Seller and any other natural person designated by Seller in writing as a knowledge party for purposes of this Agreement.

“Series C Preferred” has the meaning given in the Recitals.

“Stated Value” means United States Dollars One Thousand (US$1,000) per share of Series C Preferred.

“Transaction Documents” means this Agreement and each of the agreements, certificates, schedules and instruments to be executed in connection herewith, including the IP Assignment Agreement (Schedule C), the Clean-Room Attestation (Schedule D), the Bill of Sale (Schedule F), the Ownership Evidence Pack (Schedule G), and the Certificate of Designation (Schedule H).

2. PURCHASE AND SALE OF THE PURCHASED IP

2.1 Sale and purchase

Subject to the terms and conditions of this Agreement, Seller hereby sells, transfers, conveys and assigns to Buyer, and Buyer hereby purchases and accepts from Seller, on the Closing Date, all of Seller’s right, title and interest in and to the Purchased IP, free and clear of all Encumbrances other than those expressly disclosed in Schedule B.

2.2 Form of conveyance

At Closing, the Parties shall execute the IP Assignment substantially in the form of Schedule C. To the extent any item of Purchased IP is not assignable in one or more jurisdictions without further action, Seller shall execute such further instruments and take such further action as Buyer may reasonably request to perfect the assignment in those jurisdictions, at Buyer’s reasonable cost.

2.3 No assumption of liabilities

Buyer is not assuming and shall not be liable for any liabilities of Seller, whether known or unknown, arising on or before the Closing Date, other than the obligations expressly set out in this Agreement.

3. PURCHASE PRICE

3.1 Purchase Price

The aggregate purchase price for the Purchased IP shall be United States Dollars Six Million (US$6,000,000) (the “Purchase Price”), payable as set out in Clauses 3.2 to 3.4.

3.2 Cash component

Buyer shall pay Seller a cash component of US$50,000 in aggregate (the “Cash Component”), by wire transfer of immediately available funds to the account designated in writing by Seller, in two tranches:

(a) US$30,000 payable concurrently with the execution of this Agreement (the “Signature Tranche”); and

(b) US$20,000 payable on the date that is twenty-one (21) calendar days after the Contract Date (the “Day-21 Tranche”), subject to the Seller’s completion of delivery of the Purchased IP in accordance with Clause 4.5 and Buyer’s written confirmation that the Delivery conforms to the requirements of Clause 4.5, such confirmation not to be unreasonably withheld or delayed.

The Cash Component is part of, and not in addition to, the Purchase Price. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Clause 4.6 by reason of Seller’s failure to complete Delivery in accordance with Clause 4.5 or by reason of Seller’s material breach of this Agreement, Seller shall refund to Buyer the entire Cash Component actually paid, by wire transfer of immediately available funds, within five (5) Business Days of such termination.

3.3 Common Stock consideration

At Closing, Buyer shall issue and deliver to Seller (or to such Assignee(s) as Seller may direct in writing pursuant to Clause 13.2) two hundred thousand (200,000) newly-issued, fully paid and non-assessable shares of Common Stock (the “Consideration Shares”). For purposes of allocating the Purchase Price, the Consideration Shares are valued at US$10.00 per share, representing an aggregate value of US$2,000,000.

3.4 Series C Preferred consideration

At Closing, Buyer shall issue and deliver to Seller (or to such Assignee(s) as Seller may direct in writing pursuant to Clause 13.2) three thousand nine hundred fifty (3,950) newly-issued, fully paid and non-assessable shares of Series C Preferred, par value $0.0001 per share, with a Stated Value of US$1,000 per share (the “Preferred Consideration Shares”), having an aggregate Stated Value of US$3,950,000. The Preferred Consideration Shares shall have the powers, preferences, rights, qualifications, limitations and restrictions, as set forth in the Certificate of Designation in the form of Schedule H.

3.5 Exchange Cap

Notwithstanding anything to the contrary in this Agreement, Buyer shall not issue Common Stock under this Agreement in an amount that, together with any shares aggregable therewith under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), would exceed 19.99% of the shares of Common Stock outstanding immediately prior to the Contract Date (the “Exchange Cap”), unless and until Buyer’s stockholders approve such issuance in accordance with Nasdaq Listing Rules 5635(a) and 5635(d). The Parties acknowledge that the Consideration Shares (200,000 shares) are expected to be below the Exchange Cap. For the avoidance of doubt, the Preferred Consideration Shares are issued as non-voting, non-convertible preferred equity at issuance and shall not, at issuance, be counted toward the Exchange Cap or otherwise count toward the share-issuance approval threshold under Nasdaq Listing Rule 5635(d) or the change-of-control aggregation threshold under Nasdaq Listing Rule 5635(b).

3.6 Allocation

For US federal income tax purposes, the Parties agree to allocate the Purchase Price among the categories of Purchased IP as set out in Schedule E. Each Party shall file all tax returns consistent with such allocation, unless required otherwise by applicable law.

3.7 Restricted securities; no registration rights; leak-out

(a) Seller acknowledges and agrees, for itself and on behalf of each Assignee, that the Consideration Shares and the Preferred Consideration Shares (i) have not been, and will not be, registered under the Securities Act or any state securities laws, (ii) are “restricted securities” within the meaning of Rule 144 under the Securities Act, (iii) will bear customary restrictive legends, and (iv) may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration. Buyer has no obligation, and has made no commitment, to register the Consideration Shares or the Preferred Consideration Shares for resale.

(b) Seller shall not, and shall cause each Assignee not to, offer, sell, contract to sell, pledge, hedge or otherwise dispose of any Consideration Shares (or any interest therein) during the one hundred eighty (180) days following the Closing Date; and thereafter, on any single trading day, Seller and the Assignees, collectively, shall not sell Consideration Shares representing more than ten percent (10%) of the average daily trading volume of the Common Stock on Nasdaq over the ten (10) trading days immediately preceding such date of sale. Any transfer in violation of this Clause 3.7 shall be null and void, and Buyer may instruct its transfer agent accordingly.

4. CLOSING

4.1 Closing Date and place

Closing shall occur remotely by exchange of executed documents and wire confirmations on July 14, 2026 (the “Closing Date”), or such other date as the Parties may mutually agree in writing.

4.2 Closing deliverables — Seller

At Closing, Seller shall deliver to Buyer:

(a) the executed IP Assignment (Schedule C);

(b) all source code, model weights, training data sets, documentation, credentials and access tokens in respect of the Purchased IP, transferred via secure repository handover (GitHub Enterprise or equivalent) to a Buyer-controlled organization;

(c) the executed Clean-Room Attestation (Schedule D), signed by the engineering lead and the director of Seller (or its build sub-entity);

(d) a written direction (if any) identifying any Assignee(s) under Clause 13.2 to whom Consideration Shares and/or Preferred Consideration Shares are to be issued; and

(e) a certificate of an authorized officer of Seller certifying that the representations and warranties of Seller in Clause 6 are true and correct as of the Closing Date.

4.3 Closing deliverables — Buyer

At Closing, Buyer shall deliver to Seller (and, as applicable, to the Assignee(s)):

(a) the Consideration Shares (200,000 shares of Common Stock), in book-entry form, registered as directed under Clause 4.2(d);

(b) the Preferred Consideration Shares (3,950 shares of Series C Preferred), in book-entry form (or by physical share certificate if requested by Seller), registered as directed under Clause 4.2(d), accompanied by a certified copy of the filed Certificate of Designation;

(c) a certificate of an authorized officer of Buyer certifying that the representations and warranties of Buyer in Clause 7 are true and correct as of the Closing Date; and

(d) certified copies of all corporate authorizations required to (i) file the Certificate of Designation with the Secretary of State of Nevada, (ii) issue the Consideration Shares, and (iii) issue the Preferred Consideration Shares.

4.4 Conditions to Closing

Closing is conditional on:

(a) execution and delivery by each Party of all Transaction Documents;

(b) the filing of the Certificate of Designation with the Secretary of State of Nevada in the form of Schedule H on or before the Closing Date;

(c) board approval by Buyer of (i) the filing of the Certificate of Designation, (ii) the issuance of the Consideration Shares, and (iii) the issuance of the Preferred Consideration Shares;

(d) accuracy of the representations and warranties of each Party in all material respects as of the Closing Date;

(e) absence of any injunction or order prohibiting the transactions contemplated hereby;

(f) completion to Buyer’s reasonable satisfaction of a clean-room verification of the Purchased IP, conducted on or before the Closing Date;

(g) submission by Buyer to Nasdaq of any required Listing of Additional Shares notification in respect of the Consideration Shares, and the absence of any objection by Nasdaq thereto; and

(h) completion, to Buyer’s reasonable satisfaction, of customary sanctions, anti-money-laundering, “know your customer” and lien searches with respect to Seller and each Assignee.

For the avoidance of doubt, the Cash Component (Signature Tranche) and the Delivery of the Purchased IP are independent of, and shall not be conditional on, the satisfaction of any of the Closing conditions in this Clause 4.4.

4.5 Delivery of the Purchased IP

Seller shall deliver and transfer the Purchased IP to Buyer at the Closing Date (such delivery, the “Delivery”). Delivery shall consist of:

(a) execution and exchange of the IP Assignment Agreement (the standalone instrument set out in Schedule C) and the Bill of Sale (Schedule G);

(b) transfer of all source code, model weights, training data sets, documentation, credentials and access tokens in respect of the Purchased IP to a Buyer-controlled repository (GitHub Enterprise or equivalent);

(c) delivery of the executed Clean-Room Attestation (Schedule D); and

(d) handover of the Ownership Evidence Pack (Schedule H) sufficient to enable Buyer to record and demonstrate its ownership of the Purchased IP to third parties, including any open-source license inventory, trademark and domain assignments, and a chain-of-title declaration.

4.6 Termination

This Agreement may be terminated at any time prior to Closing: (a) by mutual written consent of the Parties; (b) by Buyer, if Seller fails to complete Delivery in accordance with Clause 4.5, or otherwise materially breaches this Agreement, and such failure or breach is not cured within ten (10) Business Days after written notice from Buyer; or (c) by either Party, if Closing has not occurred on or before August 31, 2026, provided that the right to terminate under this sub-clause (c) shall not be available to a Party whose breach caused the failure of Closing to occur. Upon termination pursuant to sub-clause (b), Seller shall refund to Buyer the entire Cash Component actually paid within five (5) Business Days of termination, and Buyer shall have no obligation to pay any unpaid portion of the Cash Component or to issue any Consideration Shares or Preferred Consideration Shares. Clauses 8, 9, 10, 11, 12 and 13 shall survive any termination of this Agreement.

5. SELLER’S COVENANTS POST-DELIVERY

5.1 Transition services

For a period of ninety (90) days following the Delivery Date, Seller shall, at Buyer’s reasonable request, provide reasonable transition assistance to Buyer at no additional cost, including responding to technical questions, providing knowledge transfer regarding the architecture, deployment, and maintenance of the Purchased IP, and facilitating Buyer’s onboarding of any successor engineering personnel.

5.2 Non-competition

For a period of two (2) years following the Closing Date, Seller shall not directly or indirectly engage in the business of developing, marketing or selling any software product that is substantially similar to and directly competitive with the Purchased IP in the CTRM market; provided, however, that this Clause 5.2 shall not restrict Seller (or any of its Affiliates) from continuing any business or activity that is unrelated to the CTRM market, including any trade-finance, fintech, or institutional advisory business of Seller or any of its Affiliates.

5.3 Continued ownership cooperation

Seller shall reasonably cooperate with Buyer, at Buyer’s reasonable cost, in any future filings, registrations, oppositions or enforcement actions necessary or desirable to maintain or defend Buyer’s title to the Purchased IP.

6. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Contract Date and again as of the Closing Date that:

(a) Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b) Seller has full corporate power and authority to enter into and perform this Agreement;

(c) the execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by all necessary corporate action of Seller, and this Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms;

(d) Seller has good and marketable title to all the Purchased IP, free and clear of all Encumbrances other than those expressly disclosed in Schedule B;

(e) all material elements of the Purchased IP have been developed on a clean-room basis as evidenced by the Clean-Room Attestation in Schedule D;

(f) no person other than Seller has any claim, license or other right with respect to the Purchased IP that would survive the transfer to Buyer under this Agreement;

(g) the Purchased IP does not infringe or misappropriate the intellectual property rights of any third party;

(h) Seller is acquiring the Consideration Shares and Preferred Consideration Shares for its own account (or for the account of its Assignees) for investment and not with a view to distribution, except in compliance with applicable securities laws and Rule 144;

(i) Seller (or each of its Assignees, as applicable) is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or a non-U.S. person within the meaning of Regulation S, as the case may be;

(j) Seller is not a related party of Buyer within the meaning of Item 404 of Regulation S-K;

(k) neither Seller, nor any Assignee, nor any of their respective directors, officers or beneficial owners, is (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or any other applicable sanctions authority, or (ii) located, organized or resident in a country or territory that is the subject of comprehensive sanctions, and no portion of the Purchase Price will be transferred, directly or indirectly, to or for the benefit of any such person;

(l) Schedule B contains a complete and accurate inventory of all open-source and other third-party software incorporated in, linked with or distributed with the Purchased IP, and no portion of the Purchased IP is subject to any license (including any “copyleft” license such as the GPL, LGPL or AGPL) that would require Buyer to disclose or license any source code, grant any patent license, or otherwise encumber Buyer’s use, modification or commercial exploitation of the Purchased IP;

(m) each natural person or entity that contributed to the conception, creation or development of any portion of the Purchased IP has irrevocably assigned to Seller, in writing, all of such person’s right, title and interest therein, and no such person retains any ownership interest, moral right, royalty entitlement or other claim with respect to the Purchased IP; and

(n) all data sets included in the Purchased IP (including all training data sets) were collected, used and processed in compliance with applicable law and all applicable third-party terms of use, and Seller has, and is transferring to Buyer, all rights necessary for the unrestricted commercial use of such data sets.

7. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as of the Contract Date and again as of the Closing Date that:

(a) Buyer is duly organized, validly existing and in good standing under the laws of the State of Nevada;

(b) Buyer has full corporate power and authority to enter into and perform this Agreement and to issue the Consideration Shares and the Preferred Consideration Shares;

(c) the execution, delivery and performance of this Agreement and the other Transaction Documents, including the filing of the Certificate of Designation and the issuance of the Consideration Shares and the Preferred Consideration Shares, have been duly authorized by all necessary corporate action of Buyer;

(d) the Consideration Shares and the Preferred Consideration Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and (other than as restricted under applicable U.S. federal and state securities laws and Rule 144) free of any Encumbrance;

(e) the Common Stock is listed for trading on the Nasdaq Capital Market and Buyer is in compliance, or under a Nasdaq-accepted compliance plan, with the applicable continued listing requirements of Nasdaq;

(f) the issuance of the Consideration Shares and the Preferred Consideration Shares is exempt from registration under the Securities Act in reliance upon Section 4(a)(2) and/or Rule 506(b) of Regulation D; and

(g) Buyer is not a related party of Seller within the meaning of Item 404 of Regulation S-K.

8. INDEMNIFICATION

8.1 Seller’s indemnity

Seller shall indemnify and hold harmless Buyer and its Affiliates against any losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of (i) any breach of Seller’s representations, warranties or covenants in this Agreement, or (ii) any third-party intellectual property claim relating to the Purchased IP attributable to acts or omissions of Seller on or before the Closing Date.

8.2 Buyer’s indemnity

Buyer shall indemnify and hold harmless Seller and its Affiliates against any losses, damages, costs and expenses (including reasonable attorneys’ fees) arising out of any breach of Buyer’s representations, warranties or covenants in this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) the aggregate liability of Buyer under this Agreement, other than Buyer’s obligation to pay the Cash Component and to issue the Consideration Shares and the Preferred Consideration Shares in accordance with Clause 3, shall not exceed the portion of the Cash Component actually paid by Buyer, and (ii) in no event shall Buyer be liable for any indirect, incidental, consequential, special, punitive or exemplary damages, or for lost profits or diminution in value, arising out of or relating to this Agreement.

8.3 Basket and cap

Other than for Fundamental Representations (defined as the representations in Clauses 6(a), 6(b), 6(c), 6(d), 6(j), 7(a), 7(b), 7(c), 7(d), and 7(g)) and Intellectual Property Representations (defined as the representations in Clauses 6(e), 6(f) and 6(g)), no Party shall be liable under Clauses 8.1 or 8.2 unless and until the aggregate of all losses, damages, costs and expenses incurred by the indemnified Party exceeds US$50,000 (the “Basket”), in which case the indemnified Party shall be entitled to indemnification for the full amount of all such losses (and not solely the excess over the Basket). The aggregate liability of Seller under Clauses 8.1 or 8.2 shall not exceed the Purchase Price (the “Cap”); provided, however, that the Basket and Cap shall NOT apply to (x) the Fundamental Representations of Seller, (y) Intellectual Property Representations, or (z) any indemnity arising from fraud or willful misconduct of the indemnifying Party.

8.4 Survival

The representations and warranties in Clauses 6 and 7 shall survive Closing for a period of two (2) years (or, in the case of Buyer’s representations and warranties in Clause 7 other than Fundamental Representations, twelve (12) months), except that (i) Fundamental Representations shall survive indefinitely, (ii) Intellectual Property Representations shall survive for six (6) years, and (iii) any indemnity for fraud or willful misconduct shall survive indefinitely.

8.5 Right of set-off

Buyer may set off any amount finally determined (whether by written agreement of the Parties or pursuant to Clause 11) to be owed by Seller to Buyer under this Agreement against (i) any dividends payable on the Preferred Consideration Shares and/or (ii) any redemption price payable in respect of the Preferred Consideration Shares. The good-faith exercise by Buyer of its rights under this Clause 8.5 shall not constitute a breach of this Agreement or an Event of Default under the Certificate of Designation.

8.6 Exclusive remedy

Except in the case of fraud or willful misconduct, and except for claims for specific performance or other equitable relief, the indemnification provisions of this Clause 8 shall be the sole and exclusive remedy of the Parties for any breach of, or claim arising out of, this Agreement.

9. CONFIDENTIALITY AND ANNOUNCEMENTS

9.1 Confidentiality

Each Party shall keep confidential all non-public information of the other Party received in connection with this Agreement and shall not disclose any such information to any third party except (i) as required by applicable law (including U.S. federal securities laws and Buyer’s disclosure obligations to the SEC and Nasdaq), (ii) to such Party’s professional advisors on a need-to-know basis, or (iii) with the other Party’s prior written consent.

9.2 Public announcements

Each Party shall consult with the other before issuing any public announcement regarding this Agreement, except for any disclosure that Buyer is legally required to make under U.S. federal securities laws (including the Form 8-K filing referenced in Clause 13.7) or under the rules of Nasdaq.

10. NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, by overnight courier, by certified or registered mail (return receipt requested), or by email at the addresses set forth below (or such other address as a Party shall designate by written notice to the other):

If to Seller:

Litial Ltd

21st Floor, CMA Building, 64 Connaught Road Central

Hong Kong

Attention: Authorised Signatory

Email: Yash@litial.net

If to Buyer:

Sadot Group Inc.

295 E Renfro Street, Suite 300

Burleson, Texas 76028

United States

Attention: Chief Executive Officer

Email: [Chagay’s working email — to be confirmed]

With a copy (which shall not constitute notice) to:

Fleming PLLC

30 Wall Street, 8th Floor

New York, New York 10005

11. GOVERNING LAW AND DISPUTE RESOLUTION

11.1 Governing law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict-of-laws principles.

11.2 Arbitration

Any dispute, controversy or claim arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the International Arbitration Rules of the International Centre for Dispute Resolution (ICDR), by a sole arbitrator appointed in accordance with the said Rules. The seat of arbitration shall be London, England. The language of the arbitration shall be English.

11.3 Provisional remedies

Notwithstanding Clause 11.2, either Party may apply to any court of competent jurisdiction for interim or conservatory measures.

12. TAX

Each Party shall be responsible for its own tax liabilities arising from this Agreement. The Parties agree to allocate the Purchase Price for US federal income tax purposes as set out in Schedule E and to file all relevant tax returns consistent with such allocation. Litial acknowledges that the offshore-source treatment of the Purchase Price under Hong Kong’s Inland Revenue Ordinance is the responsibility of Seller and is to be confirmed by Seller’s Hong Kong tax counsel.

13. MISCELLANEOUS

13.1 Entire agreement

This Agreement, together with the other Transaction Documents, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether written or oral.

13.2 Assignment by Seller

Seller may, on or before the Closing Date, by written notice to Buyer, direct Buyer to issue all or any portion of the Consideration Shares and/or Preferred Consideration Shares to one or more designated assignees (each, an “Assignee”), provided that each Assignee delivers to Buyer the customary “accredited investor” or “non-U.S. person” representations required under applicable U.S. federal and state securities laws, and provided further that (i) there shall be no more than five (5) Assignees in the aggregate, (ii) each Assignee executes and delivers to Buyer a joinder to this Agreement, in form reasonably satisfactory to Buyer, agreeing to be bound by the transfer restrictions in Clause 3.7, and (iii) Buyer shall not be obligated to issue any Consideration Shares or Preferred Consideration Shares to any proposed Assignee that does not clear Buyer’s customary sanctions, anti-money-laundering and “know your customer” screening. Any such Assignee shall be deemed to have the benefit of, and to be bound by, the relevant provisions of this Agreement applicable to Seller in its capacity as a recipient of the Consideration Shares or Preferred Consideration Shares.

13.3 No assignment by Buyer

Buyer may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Seller, except that Buyer may, without such consent, assign this Agreement to an Affiliate of Buyer or to a successor in interest in connection with a merger, consolidation, reorganization or sale of all or substantially all of Buyer’s assets, provided that no such assignment shall relieve Buyer of its obligations hereunder.

13.4 Amendment

This Agreement may be amended only by a written instrument signed by both Parties.

13.5 Waiver

A waiver of any breach of this Agreement shall not be deemed a waiver of any other or subsequent breach.

13.6 Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not be affected or impaired thereby.

13.7 SEC filing acknowledgement

Seller acknowledges that Buyer is required to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission within four (4) Business Days of the Contract Date disclosing this Agreement and the material terms hereof, including the issuance of the Series C Preferred and the filing of the Certificate of Designation, and Seller consents to such disclosure.

13.8 Counterparts; electronic signature

This Agreement may be executed in counterparts (including by electronic signature, scanned PDF, or DocuSign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

13.9 Headings

The headings of the various sections of this Agreement are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

SIGNATURES

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Contract Date.

LITIAL LTD

By: /s/ Maurve Sachin Shah

Name: Maurve Sachin Shah

Title: Director

Email: Yash@litial.net

Date: July 14, 2026

SADOT GROUP INC.

By: /s/ Chagay Ravid

Name: Chagay Ravid

Title: Chief Executive Officer

Date: July 14, 2026

SCHEDULES

Schedule	Description
A	The Purchased IP — full inventory (source code repositories, model weights, training data sets, documentation, “TradeIQ” name, logos, domains, etc.)
B	Disclosed Encumbrances (open-source dependencies, license inventory, third-party tools)
C	Form of IP Assignment Agreement (standalone instrument)

D	Clean-Room Attestation
E	Purchase Price Allocation (US federal income tax)

F	Bill of Sale
G	Ownership Evidence Pack (chain-of-title, patent/trademark filings, open-source inventory)
H	Form of Certificate of Designation, Preferences, Rights and Limitations of Series C Non-Voting Non-Convertible Preferred Stock of Sadot Group Inc.